EVERGREEN UTILITIES AND HIGH INCOME FUND

                OFFER TO PURCHASE FOR CASH 575,250 OF ITS ISSUED
               AND OUTSTANDING SHARES AT NET ASSET VALUE PER SHARE

               THE OFFER WILL EXPIRE AT 5:00 P.M. EASTERN TIME ON
                 JANUARY 24, 2005, UNLESS THE OFFER IS EXTENDED.

To the Shareholders of Evergreen Utilities and High Income Fund:

Evergreen Utilities and High Income Fund, a non-diversified, closed-end management investment company organized as a statutory trust under the laws of the State of Delaware (the "Fund"), is offering to purchase up to 5%, or 575,250 in the aggregate, of its issued and outstanding common shares, no par value (the "Shares"), to fulfill an undertaking made in connection with the initial public offering of the Shares. See Section 2. The offer is for cash at a price equal to the net asset value ("NAV") per Share determined as of the close of the regular trading session of the New York Stock Exchange (the "NYSE"), on the day after the date the offer expires, and is upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the "Offer"). The Offer will expire at 5:00 p.m. Eastern Time on January 24, 2005, unless extended. The Shares are traded on the American Stock Exchange (the "AMEX") under the symbol "ERH." The NAV as of the close of the regular trading session of the NYSE on December 14, 2004 was $22.45 per Share. During the pendancy of the Offer, current NAV quotations can be obtained from various public websites that report prices of mutual funds and stocks. The symbol for obtaining NAV quotations is "XERHX." You may also call EquiServe Trust Company, N.A. (the "Depositary"), at 1-888-396-7866 between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays).

           THIS OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 3.

                              IMPORTANT INFORMATION

Shareholders who desire to tender their Shares should either: (1) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it together with the Shares (in proper certificated or uncertificated form), any other documents required by the Letter of Transmittal; or (2) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Shareholders who desire to tender Shares registered in the name of such a firm must contact that firm to effect a tender on their behalf. Tendering Shareholders will not be obligated to pay brokerage commissions in connection with their tender of Shares, but they may be charged a fee by such a firm for processing the tender(s). The Fund reserves the absolute right to reject tenders determined not to be in appropriate form.

       If you do not wish to tender your Shares, you need not take any action.

       NEITHER THE FUND NOR ITS BOARD OF TRUSTEES NOR EVERGREEN INVESTMENT MANAGEMENT COMPANY, LLC (THE "ADVISOR") MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND, ITS BOARD OF TRUSTEES OR THE ADVISOR AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, ITS BOARD OF TRUSTEES OR THE ADVISOR. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.

                                        i
{W0114355; 4}
                               SUMMARY TERM SHEET

                                          (Section references are to this Offer
to Purchase.)

This Summary Term Sheet highlights certain information concerning this tender offer. To understand the offer fully and for a more complete discussion of the terms and conditions of the offer, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal.

What is the tender offer?

         Evergreen Utilities and High Income Fund (the "Fund") is offering to purchase 5%, or 575,250 in the aggregate, of its common shares for cash at a price per share equal to the per share net asset value as of the close of the regular trading session of the New York Stock Exchange ("NYSE") on January 25, 2005 (or, if the offer is extended, on the date after the date to which the offer is extended) upon specified terms and subject to conditions as set forth in the tender offer documents.

Why is the Fund making this tender offer?

         The Fund is making this tender offer pursuant to the Evergreen Enhanced Liquidity Plan, as described in the Fund's Prospectus dated April 27, 2004 (the "Prospectus"). In the Prospectus, the Board of Trustees committed to make tender offers for the Fund's common shares under certain circumstances and subject to certain conditions. Beginning six to eight months after the Fund's commencement of operations (for a total of eight consecutive calendar quarters), in the event that the Fund's common shares trade at a discount to net asset value of greater than 5% for fifteen of twenty days during a specific measurement period, the Fund, under normal circumstances, will make offers to purchase up to 5% of its outstanding common shares at their net asset value from all beneficial shareholders. During the fourth quarter of 2004, the Fund did trade at a discount of greater than 5% for at least fifteen days during the measurement period.

When will the tender offer expire, and may the offer be extended?

         The tender offer will expire at 5:00 p.m. Eastern Time on January 24, 2005, unless extended. The Fund may extend the period of time the offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the offer otherwise would have expired. See Section 15.

What is the net asset value per Fund share and the closing sale price on the American Stock Exchange per Fund share as of a recent date?

         As of December 14, 2004, the net asset value per share was $22.45 and the closing sale price per share was $20.06. See Section 8 of the Offer to Purchase for details. During the pendancy of the offer, current net asset value quotations can be obtained from either: (1) various public websites that report prices of mutual funds and stocks, under the symbol "XERHX" or (2) EquiServe Trust Company, N.A. by calling (888) 396-7866 between 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays). You can find the current market price per share, as quoted on the American Stock Exchange (the "AMEX"), under the symbol "ERH".

Will the net asset value be higher or lower on the date that the price to be paid for tendered shares is to be determined?

         No one can accurately predict the net asset value at a future date.

What happens if I tender my shares and the net asset value on the date of determination of the tender price is lower than the then current market price per share on the AMEX?

         You would receive less money for your shares than if you had sold them on the AMEX.

How do I tender my shares?

         If your shares are registered in your name, you should obtain the tender offer materials, including the Offer to Purchase and the related Letter of Transmittal, read them, and if you decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by EquiServe Trust Company, N.A., the Depositary, in proper form before 5:00 p.m. Eastern Time on January 24, 2005 (unless the tender offer is extended by the Fund in which case the new deadline will be as stated in the public announcement of the extension).

         If your shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in "street name"), you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary by January 24, 2005 (or if the offer is extended, the expiration date as extended). See Section 4.

Is there any cost to me to tender?

         The Fund will not charge a fee to process a tender. However, your broker, dealer, commercial bank, trust company or other nominee may charge you fees according to its individual policies. See the Letter of Transmittal.

May I withdraw my shares after I have tendered them and, if so, by when?

         Yes, you may withdraw your shares at any time prior to 5:00 p.m. Eastern Time on January 24, 2005 (or if the offer is extended, at any time prior to 5:00 p.m. Eastern Time on the new expiration date). Withdrawn shares may be re-tendered by following the tender procedures before the offer expires (including any extension period). In addition, if shares tendered have not by then been accepted for payment, you may withdraw your tendered shares at any time after February 18, 2005. See
         Section 5.

How do I withdraw tendered shares?

         A notice of withdrawal of tendered shares must be timely received by EquiServe Trust Company, N.A., which specifies the name of the shareholder who tendered the shares, the number of shares being withdrawn (which must be all of the shares tendered) and, as regards share certificates which represent tendered shares that have been delivered or otherwise identified to EquiServe Trust Company, N.A., the name of the registered owner of such shares if different than the person who tendered the shares. See Section 5.

May I place any conditions on my tender of shares?

         No.

Is there a limit on the number of shares I may tender?

         There is no limit on the number of shares that you may tender. If you own fewer than 100 shares in total, you must tender either all or none of your shares. If you hold 100 or more shares, your tender will be proper only if you tender at least 20% of the Fund shares you own or which you are considered to own under specified federal tax rules. See Sections 1 and 14.

What if more than 575,250 shares are tendered (and not timely withdrawn)?

         The Fund will purchase duly tendered shares from tendering shareholders pursuant to the terms and conditions of the tender offer on a pro rata basis in accordance with the number of shares tendered by each shareholder (and not timely withdrawn), unless the Fund determines not to purchase any shares. If a shareholder owns and tenders fewer than 100 shares, the Fund will purchase all shares tendered by such shareholder. The Fund's present intention, if the tender offer is oversubscribed, is not to purchase more than 575,250 shares. See
         Section 1.

If I decide not to tender, how will the tender offer affect the Fund shares I hold?

         Your percentage ownership interest in the Fund will increase after completion of the tender offer. See Section 11.

Does the Fund have the financial resources to make payment?

         Yes. Although permitted to do so, the Fund does not expect to borrow money to finance the purchase of any tendered shares.

If shares I tender are accepted by the Fund, when will payment be made?

         It is contemplated, subject to change, that payment for tendered shares, if accepted, will be made on or about January 28, 2005. See
         Section 6.

Is my sale of shares in the tender offer a taxable transaction?

It is anticipated that U.S. shareholders (other than those who are tax-exempt) who sell shares in the tender offer will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the shares sold and their adjusted basis in the shares. The sale date for tax purposes will be the date the Fund accepts shares for purchase. See
Section 14 for details, including the nature of the income or loss and the differing rules for U.S. and non-U.S. shareholders. Because the Fund has been in operation for less than a year, any capital gains or losses recognized by a shareholder would be short-term capital gains or losses. Please consult your tax advisor for a more complete discussion of your potential tax consequences.

Is the Fund required to complete the tender offer and purchase all shares tendered up to the number of shares tendered for?

         Under most circumstances, yes. There are certain circumstances, however, in which the Fund will not be required to purchase any shares tendered as described in Section 3.

Is there any reason shares tendered would not be accepted?

         In addition to those circumstances described in Section 3 in which the Fund is not required to accept tendered shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. The Fund will reject tenders from any shareholder if less than 20% of the shares actually and constructively (as determined under the Internal Revenue Code) owned by the tendering shareholder are tendered or if the tender does not include original signature(s) or the original of any required signature guarantee(s).

How will tendered shares be accepted for payment?

         Properly tendered shares, up to the number tendered for, will be accepted for payment by a determination of the Fund's Board of Trustees followed by notice of acceptance to EquiServe Trust Company, N.A. which is thereafter to make payment as directed by the Fund with funds to be deposited with it by the Fund. See Section 6.

What action need I take if I decide not to tender my shares?

         None.

Does management encourage shareholders to participate in the tender offer, and will they participate in the tender offer?

         No. Neither the Fund, its Board of Trustees nor the Fund's investment adviser is making any recommendation to tender or not to tender shares in the tender offer. No trustee or officer of the Fund intends to tender shares. See Section 10.

Will there be additional opportunities to tender shares to the Fund?

         The Board of Trustees of the Fund (the "Board") has committed to potentially making a tender offer in each of the Fund's next seven quarters (for a total of eight consecutive quarters) under certain circumstances and subject to certain conditions. In the event that the common shares trade at a discount to net asset value of greater than 5% for fifteen of twenty days during a specific measurement period in any such quarter, the Fund under normal circumstances, will make offers to purchase up to 5% of its outstanding common shares at their net asset value from all beneficial shareholders. The Fund will not undertake a tender offer if the Fund's common shares are not trading at a discount. Under certain circumstances, the Board may, however, decide that the Fund should not make a tender offer even if such shares are trading at a discount for the required number of days. See Section 2.

How do I obtain information?

         Questions and requests for assistance should be directed to EquiServe Trust Company, N.A., the Depository for the tender offer, toll free at
         (888) 396-7866. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer documents should be directed to EquiServe Trust Company, N.A., the Distribution Agent for the tender offer, at (732) 417-2653. If you do not own shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

                                TABLE OF CONTENTS

Section                                                                                           Page
                                                                                                  ----

Summary Term Sheet..............................................................................     i

1. Price; Number of Shares......................................................................     3

2. Purpose of the Offer; Plans or Proposals of the Fund.........................................     4

3. Certain Conditions of the Offer..............................................................     5

4. Procedures for Tendering Shares..............................................................     6

         a. Proper Tender of Shares.............................................................     6

         b. Signature Guarantees and Method of Delivery.........................................     7

         c. Dividend Reinvestment Plan..........................................................     8

         d. Book-Entry Delivery.................................................................     8

         e. Guaranteed Delivery.................................................................     8

         f. Determinations of Validity..........................................................     9

         g. United States Federal Income Tax Withholding........................................    10

5. Withdrawal Rights............................................................................    11

6. Payment for Shares...........................................................................    11

7. Source and Amount of Funds...................................................................    12

8. Price Range of Shares; Dividends/Distributions...............................................    13

9. Selected Financial Information...............................................................    14

10. Interest of Trustees, Executive Officers and Certain Related Persons                            15

11. Certain Effects of the Offer................................................................    16

12. Certain Information about the Fund..........................................................    16

13. Additional Information......................................................................    17

14. Certain United States Federal Income Tax Consequences.......................................    18

15. Amendments; Extension of Tender Period; Termination.........................................    21

16. Miscellaneous...............................................................................    21





1. Price; Number of Shares.

     Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment and purchase for cash up to 5% or 575,250 in the aggregate of its issued and outstanding Shares that are properly tendered prior to 5:00 p.m. Eastern Time on January 24, 2005 (and not withdrawn in accordance with Section
5). The Fund reserves the right to amend, extend or terminate the Offer. See Sections 3 and 15. The Fund will not be obligated to purchase Shares pursuant to the Offer under certain circumstances. See Section 3. The later of January 24, 2005 or the latest date to which the Offer is extended is hereinafter called the "Expiration Date." The purchase price of the Shares will be their NAV per Share determined as of the close of the regular trading session of the NYSE on the date after the Expiration Date. The Fund will not pay interest on the purchase price under any circumstances. The NAV on December 14, 2004 was $22.45 per Share. During the duration of the Offer, current NAV quotations can be obtained from various publicly available websites that publish mutual fund NAVs and stock prices, under the symbol "XERHX," or by calling the Depositary at (888) 396-7866 between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays).

     The Offer is being made by the Fund to all Shareholders and is not conditioned upon Shareholders tendering in the aggregate any minimum number of Shares. However, a Shareholder wishing to accept the Offer is required to tender at least 20% of the Shares owned by the Shareholder and attributed to the Shareholder for federal income tax purposes under Section 318 of the Internal Revenue Code of 1986, as amended (the "Code"), as of the date of purchase of Shares by the Fund pursuant to the Offer. There may be tax consequences to a tendering Shareholder who tenders less than all Shares owned by such Shareholder. See Section 14 concerning the tax consequences of tendering Shares.

     If more than 575,250 Shares are duly tendered pursuant to the Offer (and not withdrawn as provided in Section 5), unless the Fund determines not to purchase any Shares, the Fund will purchase Shares from tendering Shareholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis, in accordance with the number of Shares duly tendered by or on behalf of each Shareholder (and not so withdrawn). However, the Fund will accept all Shares tendered by any Shareholder who owns, beneficially or of record, an aggregate of not more than 99 Shares and who tenders all such Shares by means of the Letter of Transmittal tendered by or on behalf of that Shareholder. If Shares duly tendered by or on behalf of a Shareholder include Shares held pursuant to the Fund's Dividend Reinvestment Plan, the proration will be applied first with respect to other Shares tendered and only thereafter, if and as necessary, with respect to Shares held pursuant to that Plan. The Fund does not contemplate extending the Offer and increasing the number of Shares covered thereby by reason of more than 575,250 Shares having been tendered.

     On December 1, 2004, there were 11,505,000 Shares issued and outstanding, and there were 61 holders of record of Shares. Certain of these holders of record were brokers, dealers, commercial banks, trust companies and other institutions that held Shares in nominee name on behalf of multiple beneficial owners.

2. Purpose of the Offer; Plans or Proposals of the Fund.

     The purpose of the Offer is to fulfill an undertaking made in connection with the initial public offering of the Shares, as set forth in the Fund's Prospectus dated April 27, 2004 (the "Prospectus"). In the Prospectus, the Fund indicated that, in recognition of the possibility that the Shares might trade at a discount to NAV, the Fund's Board of Trustees (the "Board of Trustees" or the "Board") had determined that it would be in the interest of Shareholders to take action to attempt to reduce or eliminate a market value discount from NAV.

     In this regard, in the Prospectus, the Board of Trustees has committed to make tender offers for the Fund's common shares under certain circumstances and subject to certain conditions. Beginning six to eight months after the Fund's commencement of operations (for a total of eight consecutive calendar quarters), in the event that the Fund's common shares trade at a discount to net asset value of greater than 5% for fifteen of twenty days during a specific measurement period (initially the twenty-first through fortieth trading days of a quarter)(the "measurement period"), the Fund under normal circumstances, will make offers to purchase up to 5% of its outstanding common shares at their net asset value from all beneficial shareholders. The Fund will not undertake a tender offer if the Fund's common shares are not trading at a discount. The Board reserves the right to modify the conditions described in this paragraph in light of experience.

     Pursuant to the Fund's Prospectus, October 29, 2004 through November 26, 2004 were set as the measurement period for purposes of determining whether an initial tender offer was required to be conducted. For twenty valuation days out of the twenty-day measurement period, the average trading price of the Shares was approximately $19.59 per Share, and the average NAV per Share on the same days was approximately $21.73, reflecting an average discount of 9.9%. As a result, the Advisor recommended that the Board consider conducting a tender offer for up to 5% of the Fund's Shares. At a meeting on December 8-9, 2004, the Board considered this recommendation and reviewed information provided to them relating to the same and approved a tender offer by the Fund. Accordingly, the Fund is conducting its first tender offer pursuant to the Evergreen Enhanced Liquidity Plan as described in its Prospectus (the "Initial Tender Offer" or "Offer").

     In addition, the Board may consider from time to time open market repurchases of the Fund's outstanding common shares. The Board may also consider other steps to reduce or eliminate the Fund's market value discount from NAV. There can be no assurance that the Board will authorize any such action. There can also be no assurance that the Offer, other share tender offers, share repurchases or other steps will result in the Shares trading at a price that approximates or is equal to their NAV. The market price of the Shares will be determined by, among other things, the relative demand for and supply of Shares in the market, the Fund's investment performance, the Fund's dividends and yield, and investor perception of the Fund's overall attractiveness as an investment as compared with other investment alternatives.

     Except as set forth above, as referred to in Section 7 or the last paragraph of Section 10, or in connection with the operation of the Fund's Dividend Reinvestment Plan, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund or any of its subsidiaries; (b) other than in connection with transactions in the ordinary course of the Fund's operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund or any of its subsidiaries; (c) any material change in the Fund's present dividend rate or policy, or indebtedness or capitalization of the Fund; (d) any change in the composition of the Board or management of the Fund, including, but not limited to, any plans or proposals to change the number or the term of members of the Board, to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer; (e) any other material change in the Fund's corporate structure or business, including any plans or proposals to make any changes in the Fund's investment policy for which a vote would be required by Section 13 of the Investment Company Act of 1940, as amended (the "1940 Act"); (f) any class of equity securities of the Fund to be delisted from a national securities exchange or to cease to be authorized to be quoted in an automated quotations system operated by a national securities association; (g) any class of equity securities of the Fund becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 as amended (the "Exchange Act"); (h) the suspension of the Fund's obligation to file reports pursuant to Section 15(d) of the Exchange Act; (i) the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or (j) any changes in the Fund's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

3. Certain Conditions of the Offer.

     Notwithstanding any other provision of the Offer or the Prospectus, the policy of the Board, which may be changed by the Board, is that the Fund will not purchase Shares pursuant to the Offer if (1) such purchases would impair the Fund's status as a regulated investment company under the Federal tax laws (which would make the Fund a taxable entity, causing the Fund's income to be taxed at the corporate level in addition to the taxation of Shareholders who receive dividends from the Fund); (2) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund's investment objective and policies in order to purchase tendered common shares;
(3) such action would result in the Fund failing to satisfy the American Stock Exchange's minimum listing requirements (the market value of the outstanding publicly held Shares must be at least $10,000,000 and the Evergreen closed-end funds that are listed on the AMEX as a group (including the Fund) must have an average market value of publicly held shares or net assets of at least $15,000,000 and a total market value of publicly held shares or net assets as a group of at least $75,000,000); or (4) there is, in the judgment of the Board of Trustees, any (a) legal action or proceeding instituted or threatened challenging the tender offer or otherwise materially adversely affecting the Fund, (b) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States, which is material to the Fund, (c) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (d) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States which is material to the Fund, (e) suspension of or limitation on prices for trading securities generally on the AMEX or any foreign exchange on which portfolio securities of the Fund are traded; (f) other event or condition that would have a material adverse effect on the Fund or its shareholders if tendered common shares were purchased; or (g) the Board determines that effecting the transaction would constitute a breach of their fiduciary duty owed the Fund or its stockholders. Thus, there can be no assurance that the Board of Trustees will proceed with any tender offer. The Board of Trustees may modify these conditions in light of circumstances existing at the time or in light of experience.

     The foregoing conditions are for the Fund's sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 3 shall be final and binding.

The Fund reserves the right, at any time during the duration of the Offer, to amend, extend or terminate the Offer in any respect. See Section 15.

4. Procedures for Tendering Shares.

         a. Proper Tender of Shares.

     For Shares to be properly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the original of any required signature guarantee(s), all Shares actually, or as determined under Section 318 of the Code constructively, owned by the tendering Shareholder to be tendered (see Sections 1 and 14) (in proper certificated or uncertificated form), and any other documents required by the Letter of Transmittal must be received by the Depositary at the appropriate address set forth on the back cover of this Offer before 5:00 p.m. Eastern Time on the Expiration Date. Those Shareholders who tender less than all of their Shares must include in the Letter of Transmittal (or facsimile thereof) a representation stating that such Shareholder is tendering less than all, but at least 20% of the Shares owned by such Shareholder or attributed to them under
Section 318 of the Code, pursuant to the Offer. Letters of Transmittal and certificates representing tendered Shares should not be sent or delivered to the Fund. Shareholders who desire to tender Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that firm to effect a tender on their behalf.

     Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to tender Shares in a partial tender offer for such person's own account unless at the time of tender, and at the time the Shares are accepted for payment, the person tendering has a net long position equal to or greater than the amount tendered in (a) Shares and will deliver or cause to be delivered such Shares for the purpose of tender to the Fund within the period specified in the Offer, or (b) an equivalent security and, upon the acceptance of his or her tender, will acquire Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Shares so acquired for the purpose of tender to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     The acceptance of Shares by the Fund for payment will constitute a binding agreement between the tendering Shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering Shareholder's representation that the Shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 and that the tender of such Shares complies with Rule 14e-4.

         b. Signature Guarantees and Method of Delivery.

         No signature guarantee is required if (a) the Letter of Transmittal is signed by the registered holder(s) (including, for purposes of this document, any participant in The Depository Trust Company ("DTC") book-entry transfer facility whose name appears on DTC's security position listing as the owner of Shares) of the Shares tendered thereby, unless such holder(s) has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal or (b) the Shares tendered are tendered for the account of a firm (an "Eligible Institution") which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association's approved medallion program (such as STAMP, SEMP or MSP). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5 of the Letter of Transmittal.

         If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) for the Shares tendered without alteration, enlargement or any change whatsoever.

         If any of the Shares tendered thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

         If any of the tendered Shares are registered in different names (including Shares constructively owned by the tendering Shareholder as determined under Section 318 of the Code which must also be tendered--see Sections 1 and 14), it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

         If the Letter of Transmittal or any certificates for Shares tendered or stock powers relating to Shares tendered are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority so to act must be submitted.

         If the Letter of Transmittal is signed by the registered holder(s) of the Shares transmitted therewith, no endorsements of certificates or separate stock powers with respect to such Shares are required unless payment is to be made to, or certificates for Shares not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.

         If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed thereon, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s) for the Shares involved. Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. See Section 6.

         c. Dividend Reinvestment Plan.

         EquiServe Trust Company, N.A., the Fund's Transfer Agent, holds Shares in uncertificated form for certain Shareholders pursuant to the Fund's Dividend Reinvestment Plan. See Section 1 concerning the manner in which any necessary proration will be made.

         d. Book-Entry Delivery.

         The Depositary has established an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of tendered Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for such transfers. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at DTC, a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s), or an Agent's Message (as defined below) in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary prior to 5:00 p.m. Eastern Time on the Expiration Date at one of its addresses set forth on the back cover of this Offer, or the tendering Shareholder must comply with the guaranteed delivery procedures described below.

         The term "Agent's Message" means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Shares (a "Book-Entry Confirmation") which states that
(a) DTC has received an express acknowledgment from the DTC participant tendering the Shares that are the subject of the Book-Entry Confirmation, (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Fund may enforce such agreement against the DTC participant.

         Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

         e. Guaranteed Delivery.

         Notwithstanding the foregoing, if a Shareholder desires to tender Shares pursuant to the Offer and the certificates for the Shares to be tendered are not immediately available, or time will not permit the Letter of Transmittal and all documents required by the Letter of Transmittal to reach the Depositary prior to 5:00 p.m. Eastern Time on the Expiration Date, or a Shareholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, then such Shareholder's Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

             (i) the tender is made by or through an Eligible Institution; and

             (ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary prior to 5:00 pm Eastern Time on the Expiration Date; and

             (iii) the certificates for all such tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to such Shares, as the case may be, together with a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s) (or, in the case of a book- entry transfer, an Agent's Message), and any documents required by the Letter of Transmittal, are received by the Depositary prior to 5:00 P.M. Eastern Time on the second AMEX trading day after the date of execution of the Notice of Guaranteed Delivery.

         The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the Shareholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

         Shareholders have the responsibility to cause their Shares tendered (in proper certificated or uncertificated form), the Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the purchase amount.

         Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (if available), a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

         f. Determinations of Validity.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for, any Shares if, in the opinion of the Fund's counsel, accepting, purchasing or paying for such Shares would be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or Shareholder(s). The Fund's interpretations of the terms and conditions of the Offer shall be final and binding.

NEITHER THE FUND, ITS BOARD OF TRUSTEES, THE ADVISOR, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

         g. United States Federal Income Tax Withholding.

         To prevent the imposition of U.S. federal backup withholding tax equal to 28% of the gross payments made pursuant to the Offer, prior to such payments each Shareholder accepting the Offer who has not previously submitted to the Fund a correct, completed and signed Internal Revenue Service ("IRS") Form W-9 ("Form W-9") (for U.S. Shareholders) or IRS Form W-8BEN ("Form W-8BEN") (or, if appropriate, Form W-8IMY ("Form W-8IMY")) (for non-U.S. Shareholders), or otherwise established an exemption from such withholding, must submit the appropriate form to the Depositary. See Section 14.

         Under certain circumstances (see Section 14), the Depositary will withhold a tax equal to 30% of the gross payments payable to a non-U.S. Shareholder unless the Depositary determines that a reduced rate of withholding or an exemption from withholding is applicable. (Exemption from backup withholding tax does not exempt a non-U.S. Shareholder from the 30% withholding tax.) For this purpose, a "Non-U.S. Shareholder", is, in general, a Shareholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and
(B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

         The Depositary will determine a Shareholder's status as a Non-U.S. Shareholder and the Shareholder's eligibility for a reduced rate of, or an exemption from, withholding by reference to any outstanding certificates or statements concerning such eligibility, unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Shareholder that has not previously submitted the appropriate certificates or statements with respect to a reduced rate of, or exemption from, withholding for which such Shareholder may be eligible should consider doing so in order to avoid over-withholding. See
Section 14.

5. Withdrawal Rights.

         At any time prior to 5:00 p.m. Eastern Time on the Expiration Date, and, if the Shares have not by then been accepted for payment by the Fund, at any time after February 18, 2005, any Shareholder may withdraw all, but not less than all, of the Shares that the Shareholder has tendered.

         To be effective, a written notice of withdrawal of Shares tendered must be timely received by the Depositary at the appropriate address set forth on the back cover of this Offer. Shareholders may also send a facsimile transmission notice of withdrawal, which must be timely received by the Depositary at (781) 380-3388 (confirm by telephone at (781) 843-1833 ext 200), and the original notice of withdrawal must be delivered to the Depositary by overnight courier or by hand the next day. Any notice of withdrawal must specify the name(s) of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and, if one or more certificates representing such Shares have been delivered or otherwise identified to the Depositary, the name(s) of the registered owner(s) of such Shares as set forth in such certificate(s) if different from the name(s) of the person tendering the Shares. If one or more certificates have been delivered to the Depositary, then, prior to the release of such certificate(s), the certificate number(s) shown on the particular certificate(s) evidencing such Shares must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

         All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 4 prior to 5:00 p.m. Eastern Time on the Expiration Date. Except as otherwise provided in this Section 5, tenders of Shares made pursuant to the Offer will be irrevocable.

NEITHER THE FUND, ITS BOARD OF TRUSTEES, THE ADVISOR, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY NOTICE OF WITHDRAWAL, NOR SHALL ANY OF THEM INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

6. Payment for Shares.

         For purposes of the Offer, the Fund will be deemed to have accepted for payment and purchased Shares that are tendered (and not withdrawn in accordance with Section 5 pursuant to the Offer) when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Under the Exchange Act, the Fund is obligated to pay for or return tendered Shares promptly after the termination, expiration or withdrawal of the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will pay for Shares properly tendered as soon as practicable after the Expiration Date. The Fund will make payment for Shares purchased pursuant to the Offer by depositing the aggregate purchase price therefor with the Depositary, which will make payment to Shareholders promptly as directed by the Fund. The Fund will not pay interest on the purchase price under any circumstances.

         In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of: (a) a Letter of Transmittal properly completed and bearing original signature(s) and any required signature guarantee(s), (b) such Shares (in proper certificated or uncertificated form), and (c) any other documents required by the Letter of Transmittal. Shareholders may be charged a fee by a broker, dealer or other institution for processing the tender requested. Certificates representing Shares tendered but not purchased will be returned promptly following the termination, expiration or withdrawal of the Offer, without further expense to the tendering Shareholder. The Fund will pay any transfer taxes payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered owner or such other person) payable on account of the transfer to such person of such Shares will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. The Fund may not be obligated to purchase Shares pursuant to the Offer under certain conditions. See Section 3.

         Any tendering Shareholder or other payee who has not previously submitted a correct, completed and signed Form W-8BEN (or, if appropriate, Form W-8IMY) or Form W-9, as necessary, and who fails to complete fully and sign either the Form W-8BEN (or, if appropriate, Form W-8IMY) or Substitute Form W-9 accompanying the Letter of Transmittal and provide that form to the Depositary, may be subject to federal backup withholding tax of 28% of the gross proceeds paid to such Shareholder or other payee pursuant to the Offer. See Section 14 regarding this tax as well as possible withholding at the rate of 30% (or lower applicable treaty rate) on the gross proceeds payable to tendering Non-U.S. Shareholders.

7. Source and Amount of Funds.

         The total cost to the Fund of purchasing 575,250 of its issued and outstanding Shares pursuant to the Offer would be $12,914,362 (based on a price per Share of $22.45, the NAV as of the close of the regular trading session of the NYSE on December 14, 2004). On December 14, 2004, the aggregate value of the Fund's net assets was $258,335,128.

         To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will first be derived from any cash on hand and then, if necessary, from the proceeds from the sale of portfolio securities held by the Fund. The selection of which portfolio securities to sell, if any, will be made by the Advisor, taking into account investment merit, relative liquidity and applicable investment restrictions and legal requirements. The Fund reserves the right to finance a portion of the Offer through temporary borrowing, although it does not currently intend to do so.

         The purchase of Shares by the Fund will decrease the net assets of the Fund and, therefore, have the effect of increasing the Fund's expense ratio. In addition, the purchases may have an adverse effect on the Fund's investment performance.

         Because the Fund may sell portfolio securities to raise cash for the purchase of Shares, while the Offer is pending, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its assets in cash and cash equivalents, which would tend to decrease the Fund's net income. As of December 14, 2004, cash and cash equivalents constituted approximately 0.64% of the Fund's total assets.

         Under some market circumstances, it may be necessary for the Fund to raise cash by liquidating portfolio securities in a manner that could reduce the market value of such securities and, thus, reduce both the NAV of the Shares and the proceeds from the sale of such securities. Liquidating portfolio securities, if necessary, may also lead to the premature disposition of portfolio investments and additional transaction costs. Depending upon the timing of such sales, any such decline in NAV may adversely affect any tendering Shareholders whose Shares are accepted for purchase by the Fund, as well as those Shareholders who do not sell Shares pursuant to the Offer. Shareholders who retain their Shares may be subject to certain other effects of the Offer. See
Section 11.

8. Price Range of Shares; Dividends/Distributions.

The following table sets forth, for the periods indicated, the high and low NAVs per Share and the high and low closing sale prices per Share as reported on the AMEX, and the amounts of cash dividends/distributions per Share paid during such periods.


                                              Net Asset Value              Market Price
                                          -----------------------      ---------------------       Dividends/
                                            High            Low          High          Low         Distributions
Fiscal Year (ending August 31, 2004)     ----------    ----------     ---------    ---------       --------------

1st Quarter                                 N/A*           N/A*         N/A*         N/A*           N/A*
2nd Quarter                                 N/A*           N/A*         N/A*         N/A*           N/A*
3rd Quarter                               $18.95         $18.25       $20.01       $20.01       $-----
4th Quarter                               $19.76         $18.76       $19.76       $17.00       $0.3000

Fiscal Year (ending August 31, 2005)
1st Quarter                               $22.31         $19.81       $19.81       $18.01       $0.3000




                *The Fund commenced operations on April 30, 2004.

         As of the close of business on December 14, 2004, the Fund's NAV was $22.45 per Share, and the high, low and closing prices per Share on the AMEX on that date were $20.10, $19.97 and $20.06, respectively. During the time the Offer is pending, current NAV quotations can be obtained by contacting the Depositary in the manner indicated in Section 1.

         The tendering of Shares, unless and until Shares tendered are accepted for payment and purchase, will not affect the record ownership of any such tendered Shares for purposes of entitlement to any dividends payable by the Fund.



9. Selected Financial Information.

         Set forth below is a summary of selected financial information for the Fund as of and for the fiscal year ended August 31, 2004. The information with respect to the fiscal year has been excerpted from the Fund's audited financial statements contained in its Annual Report to Shareholders, a copy of which has been filed with the Securities and Exchange Commission (the "SEC") and is incorporated herein by reference. This Report was previously provided to Shareholders. You may request a copy the Fund's Annual Report at no charge by calling 1-800-343-2898 between 8:30 a.m. and 5:30 p.m., Eastern time, on any business day. The summary of selected financial information set forth below is qualified in its entirety by reference to such statements and the financial information, the notes thereto and related matter contained therein.

SUMMARY OF SELECTED FINANCIAL INFORMATION

                         For the Period Indicated Below




                                                                Year Ended
                                                             _August 31, 2004
                                                                       ------
                                                               (Audited)

STATEMENT OF ASSETS AND LIABILITIES
(AT END OF PERIOD)
Total assets.................................................  $348,443,690
Total liabilities............................................  $ 41,060,232
Preferred shares at redemption value.........................  $ 80,055,663
Net assets...................................................  $227,327,795
Net asset value per Share....................................  $      19.76
Shares outstanding...........................................    11,505,000
STATEMENT OF OPERATIONS
Investment income............................................  $  9,907,003
Net expenses.................................................  $   (968,720)
                                                               ------------
Net investment income........................................  $  8,938,283
Net gain (loss) on investment transactions...................  $  3,776,166
Dividends to preferred shareholders .........................  $   (237,018)
                                                               ------------
Net increase (decrease) in net assets from operations (a)....  $ 12,477,431
                                                               ------------

SELECTED DATA FOR A SHARE OF COMMON STOCK
OUTSTANDING THROUGHOUT EACH PERIOD (a)
Income From Investment Operations
Net investment income........................................  0.77
Net realized and unrealized gain (loss) on investment
  transactions...............................................  0.32
                                                               ---

Net increase (decrease) in net asset value from operations...  1.09
                                                               ---

Dividends and Distributions
Dividends from net investment income.........................  (0.30)
                                                               ----
Total dividends and distributions............................  (0.30)
                                                               ----

Offering costs charged to capital............................  (0.13)

Net asset value, end of period...............................  $19.76
                                                               -----

Market value, end of period..................................  $18.29
                                                               ------

RATIOS
Expenses to average net assets (d)..............................1.31%@
Expenses to average net assets excluding interest expense (c)...1.02%@
Net investment income to average net assets.....................12.05%@
TOTAL INVESTMENT RETURN
Total investment return based on:
Market value (b)................................................(7.05%)

........................................................................


(a) For the period from April 30, 2004 (commencement of operations), to August 31, 2004.
(b) Total return is calculated assuming a purchase of common stock on the first day and a sale of common stock on the last day of the period reported. Dividends and distributions are assumed for the purposes of these calculations to be reinvested at prices obtained under the Fund's Automatic Dividend Reinvestment Plan. Total return does not reflect brokerage commissions or sales charges.
(c) The ratio of expenses to average net assets excludes interest expense and expense reductions.
(d) The ratio of expenses to average net assets excludes expense reductions.
@ Annualized


10. Interest of Trustees, Executive Officers and Certain Related Persons.

         The Trustees and executive officers of the Fund and the aggregate number and percentage of the Shares each of them beneficially owns is set forth in the table below. The address of each of them is in care of the Fund at 200 Berkeley Street, Boston, Massachusetts 02116-5034, Telephone: 1-800-343-2898. As of December 1, 2004, the Trustees and officers of the Fund as a group beneficially owned less than 1% of the Shares. As of December 1, 2004 the Advisor owned 5,000 Shares.



                                          Number of              Percentage of
                                   Shares Beneficially       Shares Beneficially
Name and Position                          Owned                     Owned


Gerald M. McDonnell, Trustee...             100                   0.00087%
Richard J. Shima, Trustee......             800                   0.00695%
David M. Richardson, Trustee...           2,000                   0.01738%
Richard K. Wagoner, Trustee....             100                   0.00087%




     Pursuant to an Investment Advisory and Management Agreement dated as of March 18, 2004 with the Advisor (the "Advisory Agreement"), the Fund employs the Advisor to manage the investment of the assets of the Fund. The Advisor, whose business address and telephone numbers are 200 Berkeley Street, Boston, Massachusetts 02116-5034 and 800-225-1587, has been the Fund's investment adviser since the Fund's commencement of operations. The Advisor is a wholly owned subsidiary of Wachovia Bank, N.A. Wachovia Bank, N.A., located at 201 South College Street, Charlotte, North Carolina 28288-0630, is a subsidiary of Wachovia Corporation, formerly First Union Corporation.

     For services provided by the Advisor under the Advisory Agreement, the Fund pays the Advisor monthly, as compensation for the services rendered and expenses paid by it, an annual fee equal to 0.60% of the Fund's average daily Total Assets. "Total Assets" means the net assets of the Fund (plus borrowings or other leverage for investment purposes to the extent excluded in calculating net assets). Because the fee paid to the Advisor is determined on the basis of the Fund's Total Assets, the Advisor's interest in determining whether to leverage the Fund may differ from the interests of the Fund. The Fund's average daily Total Assets are determined for the purpose of calculating the management fee by taking the average of all the daily determinations of Total Assets during a given calendar month. The fees are payable for each calendar month as soon as practicable after the end of that month. During the fiscal year ended August 31, 2004, the Fund paid to the Advisor fees totaling $534,261 pursuant to the Advisory Agreement.

     During the past sixty days, there have not been any transactions involving Shares that were effected by the Fund. Based upon the Fund's records and upon information provided to the Fund, except as described in this Section 10, there have not been any transactions in Shares that were effected during such period by any Trustee or executive officer of the Fund, any person controlling the Fund, any director or executive officer of any corporation or other person ultimately in control of the Fund, any associate or minority-owned subsidiary of the Fund or any executive officer or director of any subsidiary of the Fund. On November 22, 2004, Mr. David M. Richardson purchased 500 Shares of the Fund on the open market at a price of $19.60 per share. Based upon information provided or available to the Fund, no Trustee, officer or affiliate of the Fund intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person.

     Except as set forth in this Offer, neither the Fund, nor, to the best of the Fund's knowledge, any of the Fund's officers or Trustees, nor any of the officers or directors of any of its subsidiaries, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

11. Certain Effects of the Offer.

     The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Shareholders who do not tender Shares. All Shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the number of outstanding Shares and the reduction in the Fund's assets resulting from payment for the tendered Shares, such as any greater volatility due to decreased portfolio diversification and proportionately higher expenses. Under certain circumstances, the need to raise cash in connection with the purchase of Shares pursuant to the Offer may have an adverse effect on the Fund's NAV and/or income per Share. See Section 7. All Shares purchased by the Fund pursuant to the Offer will be retired and thereafter will be authorized and unissued Shares.

12. Certain Information about the Fund.

     The Fund was organized as a statutory trust under the laws of the State of Delaware on February 4, 2004 and is registered as a non-diversified, closed-end management investment company under the 1940 Act. Under normal market conditions, the Fund will invest at least 80% of its net assets in securities of utilities companies (water, gas, electric and telecommunications companies) and in U.S. dollar-denominated non-investment grade debt securities. The Fund allocates its assets between two separate investment strategies. Under normal market conditions, the Fund allocates approximately 70% of its total assets to an investment strategy that focuses on common, preferred and convertible preferred stocks and convertible debentures of utility companies (water, gas, electric and telecommunications companies), and approximately 30% of its total assets to an investment strategy that focuses on U.S. dollar-denominated non-investment grade bonds, debentures, and other income obligations.

     Reference is made to Sections 2, 8 and 9 and to the financial statements referred to in Section 9.

     The principal executive office and business address of the Fund is located at 200 Berkeley Street, Boston, Massachusetts 02116-5034. The Fund's business telephone number is 1-800-343-2989.

13. Additional Information.

     Since September 2003, governmental and self-regulatory authorities have instituted numerous ongoing investigations of various practices in the securities and mutual fund industries, including investigations relating to revenue sharing, market-timing, late trading and record retention, among other things. The investigations cover investment advisory companies to mutual funds (including the Advisor), distributors and transfer agents to mutual funds, broker-dealers, hedge funds, as well as other firms. Wachovia Corporation (the Advisor's parent) and/or certain of its subsidiaries (including the Advisor) have received subpoenas and/or other requests for documents and testimony relating to these investigations, are endeavoring to comply with those requests and are cooperating with the investigations. Wachovia Corporation and its subsidiaries, including the Advisor, are continuing their own internal review of policies, practices, procedures and personnel, and are taking remedial actions where appropriate.

     In connection with one of these investigations, on July 28, 2004, the staff of the SEC informed the Advisor, Evergreen Investment Services, Inc. ("EIS"), the Fund's administrator, and Evergreen Service Company, LLC ("ESC")(collectively, "Evergreen") that the staff intends to recommend to the SEC that it institute an enforcement action against Evergreen. The SEC staff's proposed allegations relate to (i) an arrangement pursuant to which a broker at one of the Advisor's affiliated broker-dealers had been authorized, apparently by an officer of the Advisor (no longer with the Advisor), to engage in short-term trading, on behalf of a client, in Evergreen Mid Cap Growth Fund (formerly Evergreen Small Company Growth Fund and Evergreen Emerging Growth
Fund) during the period December, 2000, through April, 2003, in excess of the limitations set forth in the Fund's prospectus, (ii) short-term trading from September, 2001, through January, 2003, by a former Evergreen portfolio manager of Evergreen Precious Metals Fund, a Fund he managed at the time, (iii) the sufficiency of systems for monitoring exchanges and enforcing exchange limitations as stated in the Funds' prospectuses, and (iv) the adequacy of e-mail retention practices. In connection with the activity in Evergreen Mid Cap Growth Fund, the Advisor reimbursed the fund $378,905, plus an additional $25,242, representing what the Advisor calculated at that time to be the client's net gain and the fees earned by the Advisor and the expenses incurred by the fund on the client's account. In connection with the activity in Evergreen Precious Metals Fund, the Advisor reimbursed the fund $70,878, plus an additional $3,075, representing what the Advisor calculated at that time to be the portfolio manager's net gain and the fees earned by the Advisor and expenses incurred by the fund on the portfolio manager's account. Evergreen is currently engaged in discussions with the staff of the SEC concerning its recommendation.

     Any resolution of these matters with regulatory authorities may include, but not be limited to, sanctions, penalties or injunctions regarding Evergreen, restitution to mutual fund shareholders and/or other financial penalties and structural changes in the governance or management of Evergreen's mutual fund business. Any penalties or restitution will be paid by Evergreen and not by the Evergreen funds.

     Wachovia Corporation also is cooperating with governmental and self-regulatory authorities in matters relating to the brokerage operations of Prudential Financial, Inc. ("Prudential") that were included in Wachovia Corporation's retail brokerage combination with Prudential. Under the terms of that transaction, Wachovia Corporation is indemnified by Prudential for liabilities relating to those matters.

     Based on information currently available, advice of counsel, available insurance coverage and established reserves, Wachovia Corporation believes that the eventual outcome of the actions against Wachovia Corporation and/or its subsidiaries, including the matters described above, will not, individually or in the aggregate, have a material adverse effect on Wachovia Corporation's consolidated financial position or results of operations or on its subsidiaries, including the Advisor. However, in the event of unexpected future developments, it is possible that the ultimate resolution of those matters, if unfavorable, may be material to Wachovia Corporation's results of operations for any particular period, including for that of the Advisor.

     Evergreen does not believe the foregoing investigation and actions will have a material adverse impact on the Evergreen funds, including the Fund.

     An Issuer Tender Offer Statement on Schedule TO (the "Schedule TO") including the exhibits thereto, filed with the SEC, provides certain additional information relating to the Offer, and may be inspected and copied at the prescribed rates at the SEC's public reference facilities at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the Schedule TO and the exhibits are available on the EDGAR Database on the SEC's Web site at http://www.sec.gov and copies of this information may also be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov or by writing the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

14. Certain United States Federal Income Tax Consequences.

     The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Shares pursuant to the Offer based on current U.S. federal income tax law, including applicable Treasury regulations and IRS rulings. The discussion reflects applicable tax laws of the United States as of the date of this Offer to Purchase, which tax laws may be changed or subject to new interpretations by the courts or the IRS retroactively or prospectively. No attempt is made to present a detailed explanation of all U.S. federal income tax concerns affecting the Fund and its Shareholders, and the discussion set forth herein does not constitute tax advice. Each Shareholder should consult the Shareholder's tax advisor for a full understanding of the tax consequences of such a sale, including potential state, local and foreign taxation by jurisdictions of which the Shareholder is a citizen, resident or domiciliary. In view of the requirement of the Offer that a tendering Shareholder must tender, or cause the tender of, at least 20% of the Shares owned by the Shareholder and the Shares attributed to the Shareholder under Section 318 of the Code as of the date of purchase of Shares by the Fund pursuant to the Offer, tax advisors should also be consulted regarding the application of the constructive ownership rules of Section 318. In general, Section 318 provides that Shares owned by certain family members of a tendering Shareholder, and by certain entities in which the Shareholder has a direct or indirect interest, are treated as owned by the Shareholder for purposes of determining the federal income tax consequences of a sale of Shares pursuant to the Offer.

     U.S. Shareholders. Based upon the assumption that a Shareholder wishing to accept the Offer will be required to tender at least 20% of the Shares owned by such Shareholders or attributed to them under Section 318 of the Code, it is the opinion of Sullivan & Worcester LLP that Shareholders who do not tender Shares will not realize constructive distributions on their Shares as a result of the participation by other Shareholders in the Offer. Further, it is the opinion of Sullivan & Worcester LLP that Shareholders (other than tax-exempt persons) who are citizens and/or residents of the U.S., or corporations, partnerships or other entities created or organized in or under the laws of the U.S. or any political subdivision thereof, or estates the income of which is subject to U.S. federal income taxation regardless of the source of such income, or trusts if
(A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust ("U.S. Shareholders"), who tender at least 20% of the Shares owned by such a Shareholder or attributed to it under Section 318 of the Code, that is held by such Shareholder as a capital asset, will realize capital gain or loss on the tender equal to the difference between the price paid by the Fund for the Shares purchased in the Offer and the Shareholder's adjusted basis in such Shares, if such Shareholder's proportionate interest in the Shares of the Fund, including stock attributed to the Shareholder under Section 318 of the Code, is reduced as a result of such tender. The sale date for tax purposes will be the date the Fund accepts Shares for purchase. This gain or loss will be treated as either long-term or short-term if the Shares have been held at that time for more than one year or for one year or less, respectively. Any such long-term capital gain realized by a non-corporate U.S. Shareholder will be taxed at a maximum rate of 15%. However, because the Fund has been in operation for less than a year, any capital gains or losses recognized by a shareholder would be short-term capital gains or losses. No opinion, however, has been rendered with respect to any Shareholder tendering Shares whose proportionate interest in the Shares of the Fund, including Shares attributed under Section 318 of the Code, immediately after the tender is 5% or more. Such Shareholders are advised to consult their own tax advisors with respect to the specific tax consequences to them of participation in the Offer.

     In the unlikely event that a tendering Shareholder's proportionate interest in the Shares of the Fund, including Shares attributed to the Shareholder under
Section 318 of the Code, is not reduced as a result of the tender, such Shareholder will be deemed to receive a distribution from the Fund equal to the amount of the price paid by the Fund for the Shares purchased in the Offer. It is therefore possible that the cash received for the Shares purchased would be taxable as a distribution by the Fund, rather than as proceeds from the sale of the Shares. In that event, the cash received by a U.S. Shareholder will be taxable as a dividend, i.e., as ordinary income, to the extent of the U.S. Shareholder's allocable share of the Fund's current or accumulated earnings and profits. To the extent that such distribution exceeds the Fund's current and accumulated earnings and profits, the distribution will reduce the tendering Shareholder's adjusted basis in its Shares. The amount by which such distribution (not treated as a dividend) exceeds the Shareholder's adjusted basis will be a capital gain in the hands of the Shareholder. To the extent that cash received by a U.S. Shareholder is taxable as a dividend, the Shareholder's tax basis in the redeemed Shares will be transferred to the remaining Shares held by the Shareholder (or deemed held by the Shareholder under Section 318 of the Code). In the case of a tendering U.S. Shareholder that is a corporation treated as receiving a distribution from the Fund pursuant to the Offer, special basis adjustments may also be applicable with respect to any Shares of such U.S. Shareholder not repurchased pursuant to the Offer.

     Under the "wash sale" rules under the Code, a loss recognized on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a U.S. Shareholder acquires Shares within 30 days before or after the date the Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss.

     The Depositary may be required to withhold 28% of the gross proceeds paid to a U.S. Shareholder or other payee pursuant to the Offer unless either: (a) the U.S. Shareholder has completed and submitted to the Depositary a Form W-9 (or Substitute Form W-9), providing the U.S. Shareholder's employer identification number or social security number as applicable, and certifying under penalties of perjury that: (a) such number is correct; (b) either (i) the U.S. Shareholder is exempt from backup withholding, (ii) the U.S. Shareholder has not been notified by the IRS that the U.S. Shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Shareholder that the U.S. Shareholder is no longer subject to backup withholding; or (c) an exception applies under applicable law. A Substitute Form W-9 is included as part of the Letter of Transmittal for U.S. Shareholders.

     Non-U.S. Shareholders. The U.S. federal income taxation of a Non-U.S. Shareholder on a sale of Shares pursuant to the Offer depends on whether this transaction is "effectively connected" with a trade or business carried on in the U.S. by the Non-U.S. Shareholder as well as the tax characterization of the transaction as either a sale of the Shares or a distribution by the Fund, as discussed above for U.S. Shareholders. If the sale of Shares pursuant to the Offer is not so effectively connected and if, as anticipated for U.S. Shareholders, it gives rise to gain or loss, any gain realized by a Non-U.S. Shareholder upon the tender of Shares pursuant to the Offer will not be subject to U.S. federal income tax or to any U.S. tax withholding, provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the Non-U.S. Shareholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale. If, however, U.S. Shareholders are deemed to receive a distribution from the Fund with respect to Shares they tender, the cash received by a tendering Non-U.S. Shareholder will also be treated for U.S. tax purposes as a distribution by the Fund, with the cash then being characterized in the same manner as described above for U.S. Shareholders. In such an event, the portion of the distribution treated as a dividend to the Non-U.S. Shareholder would be subject to a U.S.
withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Shareholder. If the amount realized on the tender of Shares by a Non-U.S. Shareholder is so effectively connected, regardless of whether the tender is characterized as a sale or as giving rise to a distribution from the Fund for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner as if the Shares involved were tendered by a U.S. Shareholder.

     Non-U.S. Shareholders should provide the Depositary with a completed Form W-8BEN (or, if appropriate, Form W-8IMY) in order to avoid 28% backup withholding on the cash they receive from the Fund regardless of how they are taxed with respect to their tender of the Shares involved. A copy of Form W-8BEN (or, if appropriate, Form W-8IMY) is provided with the Letter of Transmittal for Non-U.S. Shareholders.

15. Amendments; Extension of Tender Period; Termination.

     The Fund reserves the right, at any time during which the Offer is pending, to amend, extend or terminate the Offer in any respect. Without limiting the manner in which the Fund may choose to make a public announcement of such an amendment, extension or termination, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rule 14e-1(d) promulgated under the Exchange Act) and by the requirements of the AMEX (including the listing agreement with respect to the Shares).

     Except to the extent required by applicable law (including Rule 13e-4(f)(1) promulgated under the Exchange Act), the Fund will have no obligation to extend the Offer. In the event that the Fund is obligated to, or elects to, extend the Offer, the purchase price for each Share purchased pursuant to the Offer will be the per Share NAV determined as of the close of the regular trading session of the NYSE on the date after the Expiration Date as extended. No Shares will be accepted for payment until on or after the new Expiration Date.

16. Miscellaneous.

     The Offer is not being made to, nor will the Fund accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or "blue sky" laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude Shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund's behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

                                        EVERGREEN UTILITIES AND HIGH INCOME FUND


December 20, 2004

                    EQUISERVE TRUST COMPANY, N.A., DEPOSITARY

                        Telephone Number: (888) 396-7866
                         (For questions about the offer)



                              BY FIRST CLASS MAIL:

                         EquiServe Trust Company, N.A.
                            Attn: Corporate Actions
                                 P.O. Box 43014
                           Providence, RI 02940-3014


                           BY REGISTERED, CERTIFIED OR
                            EXPRESS MAIL OR OVERNIGHT
                                    COURIER:
                         EquiServe Trust Company, N.A.
                            Attn: Corporate Actions
                               161 Baystate Drive
                              Braintree, MA 02184


                                    BY HAND:
                         EquiServe Trust Company, N.A.
                             17 Battery Park Place
                                   11th Floor
                               New York, NY 10004



                EQUISERVE TRUST COMPANY, N.A., DISTRIBUTION AGENT

                        Telephone Number: (732) 417-2653
                     (For additional tender offer materials)

                          EquiServe Trust Company, N.A.
                             Attn: Corporate Actions
                                 P.O. Box 43014
                            Providence, RI 02940-3014





EVERGREEN UTILITIES AND HIGH INCOME FUND
December 20, 2004